SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

March 1, 2008

Intrepid Technology & Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Idaho	000-30065	82-0230842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

501 West Broadway, Suite 200, Idaho Falls, Idaho	83402
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(208) 529-5337

ITEM 5.02 Changes in Directors

Steven Whitesides, a member of the Board of Directors since January 2005, has submitted his resignation effective March 1, 2008.  Mr. Whitesides is making a significant expansion of his dairy and farming operations as well as assuming more responsibility with his other business ventures, the demands of which preclude him from continuing his duties as a member of the Board.

In announcing his departure, Mr. Whitesides stated “I have both enjoyed and appreciated my tenure on the Intrepid Board and am most reluctant to bring it to an end, but the demands of my personal operations have increased to the point that I can no longer devote the quantity or quality of time I think Intrepid deserves from a member of the board.  I will miss my association with my fellow board members, but with our flagship plant operating within sight of my dairy office door, I’ll certainly never be far from the ITR team.”

The Board has appointed Mr. Jack Haffey, past Chief Operating Officer of Northwestern Energy (formerly Montana Power Company) and President of Montana Power Utility Division, to fill the vacated position until the next full election.

Mr. Haffey has over 30 years of progressive leadership experience, including 15 years as a corporate officer and 6 years as an executive officer for a multi-billion dollar organization.

As Executive Vice President and COO, he provided executive leadership to guide Montana Power through ongoing changes in the electric, natural gas, and telecommunication markets.  Mr. Haffey maintained direct authority and responsibility for all aspects of the utility, including administrative, legal, finance, accounting, IT, operations, engineering, and marketing functions.  He oversaw 1,000 employees while leading this $1 billion utility.  In addition to his corporate experience, he has a strong record of civic and government leadership, including having served as a two-term state senator.

Mr. Haffey holds an MBA from the University of Notre Dame and he completed the Advanced Management Program at Harvard Business School.

Mr. D. Lynn Smith, Chairman, stated “Steve has been an effective and highly respected member of the Board.  We will miss him.  His insight and ability to remain focused have helped us deal objectively with many challenging issues.   We extend our heartfelt appreciation for his services and our sincere best wishes for his continued success.  We are delighted to have a person of Jack Haffey’s caliber join us.  He adds a dimension of executive experience and talent not previously available to us.   We are confident that he will be a great benefit to us as we move the company to the next level of performance.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2008	INTREPID TECHNOLOGY & RESOURCES, INC.

By: /s/ Jacob D. Dustin
Name: Jacob D. Dustin
Title: President, Chief Operating Officer, and Director